April 7, 1999


The Equitable of Colorado, Inc.
370 17th Street
Suite 4950
Denver, CO  80202


      This opinion is furnished in connection with the Registration Statement on Form S-6, File No. 333-72233 ("Registration Statement") of Separate Account VLI ("Separate Account VLI") of The Equitable of Colorado, Inc. ("EOC") covering an indefinite number of units of interest in Separate Account VLI under IL Protector (policy form no. CO99-500), flexible premium variable life insurance policies ("Policies"). Net premiums received under the Policies may be allocated to Separate Account VLI as described in the Prospectus included in the Registration Statement.

      I participated in the preparation of the Policies and I am familiar with their provisions. I am also familiar with the description contained in the prospectus. In my opinion:

     1. The Illustration of Policy Benefits (Exhibit No. 9 to the Registration Statement) (the "Illustration") is consistent with the provisions of the Policies. The assumptions upon which the Illustration is based, including the current cost of insurance and expense charges, are stated in the Prospectus and are reasonable. The Policies have not been designed so as to make the relationship between premiums and benefits, as shown in the Illustration, appear disproportionately more favorable to prospective purchasers of Policies for non-tobacco user preferred risk males age 40 than to prospective purchasers of Policies for males at other ages or in other underwriting classes or for females. The particular Illustrations shown were not selected for the purpose of making the relationship appear more favorable.

      I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,


                                          /s/ Barbara Fraser
                                         ------------------------------------
                                              Barbara Fraser,
                                              F.S.A., M.A.A.A.
                                              Vice President
                                              The Equitable of Colorado, Inc.

51503-6